AAON Announces Acquisition

Tulsa, OK - (March 1, 2018) - AAON, Inc. (NASDAQ: AAON), closed on the purchase of substantially all of the assets of WattMaster Controls, Inc. ("WCI") on February 28, 2018. The assets acquired consist primarily of intellectual property, receivables, inventory and fixed assets. AAON funded the acquisition with cash on hand. WCI has been a long-time supplier, primarily of controls, to the Company. The Company also entered into a lease for the facility in Parkville, Missouri previously occupied by WCI, that AAON will utilize to operate this addition to its business. The Company hired substantially all of the WCI employees.

Gary Fields, President, and Norman H. Asbjornson, CEO, stated, "We are very excited about this strategic addition to our business. This acquisition allows us to quickly bring in-house the expertise and knowledge needed to accelerate the development of our own controls, which we believe to be an integral part of our continued efforts to improve our products and increase our customer satisfaction."

About AAON
AAON is engaged in the engineering, manufacturing, marketing, and sale of air conditioning and heating equipment consisting of standard, semi-custom, and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, condensing units, makeup air units, energy recovery units, geothermal/water-source heat pumps, and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.aaon.com.

Contact: Eric Taylor
Phone: 918-583-2266
Email: marketing@aaon.com